EXHIBIT A

FILING AGREEMENT DATED TO BE EFFECTIVE MARCH 25, 2010

REGARDING JOINT FILING OF SCHEDULE 13D/A-1

The undersigned hereby agree that:

(i)

Each is eligible to use the Schedule 13D/A-1 attached hereto;

(ii)

The attached Schedule 13D/A-1 is filed on behalf of each of the undersigned; and

(iii)

Each of the undersigned is responsible for the timely filing of such Schedule 13D/A-1 and any amendments thereto, and for the completeness and accuracy of the information therein concerning itself; but none of them is responsible for the completeness and accuracy if the information concerning the other persons making the filing, unless it knows or has reason to believe that such information is inaccurate.

Sentient Global Resources Fund III, L.P. By: Sentient GP III, LP, General Partner By: Sentient Executive GP III, Limited, General Partner By: /s/ Greg Link Greg Link, Director Date: March 25 2010	SRGF III Parallel I, L.P. By: Sentient GP III, LP, General Partner By: Sentient Executive GP III, Limited, General Partner By: /s/ Greg Link Greg Link, Director Date: March 25, 2010
Sentient Executive GP III, Limited By: /s/ Greg Link Greg Link, Director Date: March 25 2010

Filing Agreement – June 6, 2008